DEALER AGREEMENT


     This Dealer Agreement (the "Agreement") is dated as of _________________, 1998, between CypressTree Funds Distributors, Inc. ("Distributors"), a Delaware corporation, and _______________________, ("Selling Dealer"), a _______________
corporation.

                                   Witnesseth

         WHEREAS, Distributors acts as the principal underwriter (as that term is defined in the Investment Company Act of 1940 (the "Act") in the distribution of shares of common stock, par value $.01 per share (the "Shares") of the CypressTree Senior Floating Rate Fund, Inc. (the "Fund"), a Maryland corporation registered as a closed-end management investment company under the Act engaged in a continuous offering of shares (the "Continuous Offering") registered under the Securities Act of 1933 (the "Securities Act"); and

     WHEREAS, Selling Dealer wishes to participate in the distribution of the Shares as a dealer for its own account.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained in the Agreement, the parties to the Agreement, intending to be legally bound, agrees as follows:


                                  The Offering

     Section 1: Distributors agrees to offer to sell to Selling Dealer, as a member of a group of selected dealers (the "Selected Dealers Group"), shares of the Fund under the terms and conditions set forth in the Agreement.

     Section 2: In all sales of the Shares to the public, Selling Dealer shall act as dealer for its own account, and in no transaction shall have any authority to act as agent for the Fund, for Distributors, or for any other member of the Selected Dealers Group.

     Section 3: Selling Dealer will not forward to Distributors for acceptance any conditional order for the sale or repurchase of Shares.

     Section 4: Selling Dealer shall purchase Shares only through Distributors.

     Section 5: Selling Dealer agrees that it will not offer or sell any of the Shares except under circumstances that will result in compliance with applicable federal and state securities laws and that in connection with sales and offers to sell Shares, Selling Dealer will furnish to each person to whom any such sale or offer is made a copy of the Prospectus (as then amended or supplemented) and will not (1) furnish to any person any information relating to the Shares of the Fund which is inconsistent in any respect with the information contained in the Prospectus (as then amended or supplemented) or (2) cause any advertisement to be published in any newspaper or posted in any public place without Distributors' consent and the consent of the Fund. Selling Dealer further agrees that it will not make a market in the Shares.



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     Section 6: Selling Dealer shall offer and sell Shares only at the public offering price, which is the next determined net asset value per share after the order is received, in accordance with the terms of the then-current Prospectus of the Fund

     Section 7: Selling Dealer will not place orders for any of the Shares unless Selling Dealer already has received purchase orders for those Shares at the applicable public offering prices and subject to the terms of the Agreement and of the Fund's distribution agreement (the "Distribution Agreement"), a copy of which Distributors has provided to Selling Dealer with this Agreement.


     Section 8: Selling Dealer will sell shares only in states where the Shares may then be legally sold by Selling Dealer and in accordance with the then-current prospectus, registrations, and permits of the Fund.

     Section 9: Upon application, Distributors will inform Selling Dealer as to the states in which Distributors believes the shares have been qualified for sale under, or are exempt from the requirements of, the respective securities laws of such states, but Distributors assumes no responsibility or obligation as to Selling Dealer's right to sell Shares in any jurisdiction.

     Section 10: Selling Dealer represents that it is a member of the National Association of Securities Dealers, Inc. (the "NASD"). With respect to any sales in the United States, Distributors and Selling Dealer both agree to abide by the Rules of Fair Practice of the NASD as in effect from time to time.

     Section 11: All orders are subject to acceptance by Distributors or the Fund in the sole discretion of either. The minimum initial and subsequent purchase requirements are as set forth in the Prospectus, as amended from time to time.

     Section 12: Selling Dealer agrees to deliver to each of the purchasers making purchases from Selling Dealer a copy of the then-current Prospectus at or prior to the time of offering or sale and agrees to deliver later to such purchasers copies of the annual and interim reports and proxy solicitation materials of the Fund. Selling Dealer further agrees to endeavor to obtain proxies from such purchasers.

     Section 13: Upon request, Distributors will provide additional copies in reasonable quantities of the Prospectus, annual or interim reports and proxy solicitation materials of the Fund , any information supplementing the foregoing items, or any other information Distributors deems necessary or desirable for use in connection with sales of the Fund.

     Section 14: No person is authorized to make any representations concerning Shares except those contained in the then-current Prospectus of the Fund and in printed information subsequently issued by Distributors or the Fund as information supplemental to the Prospectus. In



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purchasing shares through Distributors, Selling Dealer will rely solely on the representations contained in the Prospectus and supplemental information above mentioned. Selling Dealer may not modify any supplemental materials provided by Distributors or the Fund without the prior written consent of Distributors. Any printed information furnished by Distributors to Selling Dealer, other than the Fund's Prospectus, periodic reports and proxy solicitation material are Distributors' sole responsibility and not the responsibility of the Fund, and Selling Dealer agrees that the Fund shall have no liability or responsibility to Selling Dealer in these respects unless expressly assumed Selling Dealer will not make use of any advertisement or sales literature that refers to the Fund unless such material has been approved in writing by Distributors prior to its first use by Selling Dealer.

     Section 15: Payment for shares purchased by Selling Dealer is to be made by certified or official bank check at the office of _____________________, in New York clearing-house funds payable to the order of CypressTree Funds Distributors, Inc. The Fund's transfer agent, State Street Bank & Trust Company (the "Transfer Agent"), will acknowledge the deposit with it of the shares so purchased by Selling Dealer. Selling Dealer agrees that as promptly as practicable after the delivery of Shares, Selling Dealer will issue appropriate written transfer instructions to the Fund or to the Transfer Agent as to the purchasers to whom Selling Dealer sold the shares. Selling Dealer will be held responsible for any loss, including loss of profit, suffered by Distributors or the Fund resulting from the failure of Selling Dealer to make payment as specified above.

     Section 16: Distributors will pay to Selling Dealer from its own assets, and not from assets of the Fund, such discounts or commission payments as specified on Schedule A to this Agreement and in the circumstances set forth in the then-current prospectus of the Fund.

     Section 17: If any Shares sold to Selling Dealer pursuant to this Agreement are tendered for repurchase within seven business days after the date of the confirmation of the original purchase by Selling Dealer, Selling Dealer will forfeit its right to any discount or commission with respect to such Shares. Distributors will notify Selling Dealer in writing of any such repurchase tender within ten days from the date on which the tender is delivered to the Fund or its agent, and Selling Dealer will immediately refund to Distributors any discount or commission allowed or paid in connection with such sale.

     Section 18: Selling Dealer acknowledges that the Fund only may repurchase Shares through periodic repurchase offers conducted in accordance with procedures described in the prospectus. Selling Dealer will not make any representations in connection with repurchase offers other than those contained in the Fund's then-current prospectus. In the event of such a tender, Selling Dealer may act as principal for its own account or as agent for its customer. Selling Dealer agrees to pay its customer not less than the price received from the Fund or an intermediary of the Fund (including Distributors). If Selling Dealer acts as agent for its customer, it agrees not to charge the customer more than a fair commission for handling the transaction. Selling Dealer shall notify Distributors daily during the pendency of a repurchase offer of the number of shares tendered by its customers, or by itself acting as principal, for repurchase. Selling Dealer will be responsible for the receipt of tendered shares from its customers and forwarding such tenders to the Fund in a timely




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fashion, according to the terms of the repurchase offer, and shall indemnify and hold harmless Distributors from any claims relating to a customer's participation in a repurchase offer or failure to so participate. Selling Dealer agrees to cooperate reasonably with the Fund, Distributors, or an affiliate of the Fund or Distributors, in the conduct of repurchase offers.

     Section 19: Selling Dealer agrees that it will not sell any shares of the Fund to any account over which its exercises discretionary authority.

     Section 20: The Fund and Distributors each reserve the right in their discretion, without advance notice, to suspend sales or to withdraw entirely the offering of the Shares.

     Section 21: Selling Dealer appoints the Transfer Agent as its agent to execute the purchase transactions of shares of the Fund in accordance with the terms and provisions of any account, program, plan, or service established or used by Selling Dealer's customers and to confirm each purchase to such customers on Selling Dealer's behalf. Selling Dealer guarantees the legal capacity of its customers purchase shares of the Fund and any other person or entity in whose name Shares are to be registered.

                               General Provisions

     Section 22: Waiver - Failure of any party to insist upon strict compliance with any of the terms and conditions of this Agreement shall not be construed as a waiver of any of the terms and conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed to be, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

     Section 23: Binding Effect - This Agreement shall be binding on and shall inure to the benefit of the parties to it and respective successors and assigns, provided that Selling Dealer may assign this Agreement or any of the rights and obligations hereunder only with the prior written consent of Cypress.

     Section 24: Regulations - All parties agree to observe and comply with the existing laws, rules and regulations of applicable local, state and federal regulatory authorities and with those which may be enacted or adopted while this Agreement is in force regulating the business contemplated hereby in any jurisdiction in which the business described herein is to be transacted.

     Section 25: Disputes - All parties to this Agreement that any dispute arising hereunder shall be submitted to arbitration held in Boston, Massachusetts in accordance with the Code of Arbitration Procedure of the NASD, or similar rules or codes, in effect at the time of submission of any such dispute.

     Section 26: Governing Law - This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

     Section 27: Amendment of Agreement - Cypress reserves the right to amend this Agreement



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at any time and Selling Dealer agrees that an order to purchase shares of the
Fund placed after notice of any such amendment shall constitute Selling Dealer's consent to any such amendment.

     Section 28: Termination - Each of the parties to this Agreement has the right to cancel this Agreement with or without cause on notice to the other party. Each of the parties represents that it is a member in good standing of the NASD and agrees that termination or suspension of such membership at any time shall immediately terminate this Agreement.

     Section 29: If the Prospectus contains any provisions inconsistent with the terms of the Agreement, the Prospectus shall control.

     Section 30: Distributors shall have full authority to take such action as it may deem advisable in respect of all matters pertaining to the Continuous Offering. Distributors shall be under no liability to Selling Dealer except for lack of good faith and for obligations expressly assumed by Distributors in this Agreement. Nothing contained in this paragraph is intended to operate as, and the provisions of this paragraph shall not in any way whatsoever constitute, a waiver by Selling Dealer of compliance with any provision of the Securities Act, or of the rules and regulations of the Securities and Exchange Commission issued under the Securities Act.













Notices - All notices or communications shall be sent to the address shown below, or to such other address as the party may request by giving written notice to the other party.

For CypressTree Funds Distributors, Inc.
       286 Congress Street
       Boston, MA 02210
        (800) 860-5575


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(Selling Dealer)
(Address)
(Telephone #)

Signatures

CypressTree Funds Distributors, Inc.

By:
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For Selling Dealer:
                    -----------------------

Address:
        -----------------------------------


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By:
   -----------------------------------------
                  Signature

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       Name and Title (Please Print)

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  Back Office Contact Name & Phone Number


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